Ruby Creek Resources, Inc. and Douglas Lake Minerals Inc.
May 19, 2010 Purchase Agreement
255 Sq Km - Mkuvia Property, Tanzania

May 19, 2010
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Overview:

Ruby Creek Resources, Inc. and Douglas Lake Minerals Inc. completed an Agreement dated November 7, 2009 whereby Ruby Creek purchased 70% of 125 sq km (one third) of the Mkuvia Alluvial Gold Project in Tanzania formed for the development of gold and mineral production.

This is an Agreement between Ruby Creek Resources, Inc. and Douglas Lake Minerals Inc. whereby Ruby Creek purchases 70% of the remaining 255 sq km (two thirds) of the Mkuvia Alluvial Gold Project.

The end result of these two foregoing agreements is the ownership by Ruby Creek of a 70% interest in the entire Mkuvia Alluvial Gold Project.

Whereas, Douglas Lake Minerals Inc. ("Douglas Lake") was the majority partner of the Mkuvia Alluvial Gold Project in Tanzania, ("Mkuvia") established in 2008 and amended in 2009, to prospect, develop and mine the Mkuvia property. The Mkuvia is defined as four Prospecting Licenses (PLs) over an area of 380 sq km in the south of Tanzania. Douglas Lake has completed a reserve estimate, mining plan and feasibility study on a portion of the Mkuvia;

Whereas, Ruby Creek Resources, Inc. ("Ruby Creek") and Douglas Lake entered into a Purchase Agreement dated November 7, 2009, covering 125 sq km of the 380 sq km Mkuvia Gold Project. Ruby Creek agreed to purchase a 70% interest for $3,000,000 in a series of payments over 3 years;

Whereas, Ruby Creek, Douglas Lake and Mr. Mkuvia Maita entered into an agreement dated March 7, 2010, for the creation of a Tanzanian Joint Venture Company to be called Ruby Creek Resources (Tanzania) Limited, ("Ruby Creek (Tanzania)") for the purposes of prospecting and development of the 125 sq km portion of the Mkuvia Alluvial Gold Project. Ruby Creek (Tanzania) will be owned 70% by Ruby Creek Resources, 25% by Douglas Lake Minerals and 5% by Mr. Mkuvia Maita, the original Mkuvia Prospecting License owner. Ruby Creek (Tanzania) will hold title to the 125 sq km of lands relating to Mkuvia Alluvial Gold Project. Ruby Creek (Tanzania) is the operating company and assumed control of the permitting and licensing processes;

Ruby Creek and Douglas Lake
May 19, 2010

Whereas, Douglas Lake and Ruby Creek have agreed that it is in their mutual best interest to enter into this Purchase Agreement whereby Ruby Creek will purchase from Douglas Lake a 70% interest in the remaining 255 square kilometers of the Mkuvia Alluvial Gold Project. As a result all prospecting, mining and mineral development rights respecting the entire 380 sq km of the Mkuvia Alluvial Gold Project will be the property of Ruby Creek (Tanzania) Limited.

Now, therefore, in consideration of mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereto, intending to be legally bound, do hereby state and agree to the following:

1.     Mkuvia Property Description:

a.   Location: the central point in the Prospecting Licenses is located at 3616000mE, 8856946 mN, UTM Zone 37 Southern Hemisphere map coordinates in the Liwale and Nachingwea Districts, Lindi Region of the United Republic of Tanzania.

b.   Prospecting License description:

i.  PL No. 5673/2009
       renewed June 12, 2009 and expiring: June 11, 2012
ii.  PL No. 5669/2009  issued expiry
       renewed May 2, 2009 and expiring: May 1, 2012
iii.  PL No. 5664/2009   issued  expiry
       renewed June 12, 2009 and expiring: June 11, 2012
iv.  PL No. 5662/2009  issued  expiry
       renewed June 12, 2009 and expiring: June 11, 2012

2. Ownership Purchase:

A 70% interest for Ruby Creek, with Douglas Lake retaining a 25% interest and Mr. Maita a 5% interest and a 3% net smelter royalty return to Mr. Maita, the original property prospecting license owner.

3. Purchase Price:

a.  Full price: $6,000,000.

b.  Payment Terms:

i.  $200,000 due within seven days of execution of this Agreement. $100,000 of these proceeds to be forwarded to CRB Legal Africa (attorneys) to be applied towards initial mining license expenses and any proceeds in excess of the costs associated with receiving the initial mining license are to be returned to Douglas Lake;

Ruby Creek and Douglas Lake
May 19, 2010

ii.  Payment of $150,000 plus the issuance of 4 million restricted shares of common stock of Ruby Creek, with an agreed upon value of $0.80 per share for a stated valuation of $3.2 million, within 30 days of the receipt of Certificates of Acknowledgement for all underlying and related Agreements from the Commissioner for Minerals in Tanzania as required by the Mining Act of Tanzania;

iii.  $450,000 on June 1, 2011;

iv.  $1,000,000 on June 1, 2012;

v.  $1,000,000 on June 1, 2013. Ruby Creek shall have the option to satisfy this obligation by the issuance of the appropriate number of restricted shares of its common stock based upon the VWAP (Volume Average Weighted Price) for the 20 days immediately preceding this date.

c.  In the event that Ruby Creek receives proceeds of an equity financing transaction (excluding the private placement financing currently being conducted by Ruby Creek), up to 20% of the net proceeds of such equity financing (after payment of all related offering costs) shall be made as an accelerated payment of any amounts next due Douglas Lake under paragraph 3b.

d.  Further, up to an additional $500,000 shall be paid and applied to any amounts remaining due pursuant to paragraph 3b with respect to each of two additional mining licenses (excluding the mining license required to be obtained pursuant to the November 7, 2009 Purchase Agreement between Ruby Creek and Douglas Lake) that may be issued at any location on the Mkuvia property, including that part of the Mkuvia Property acquired in the November 7, 2009 Purchase Agreement between Ruby Creek and Douglas Lake. In no event, however, shall the sum of payments prescribed in this paragraph 3c and 3d result in cumulative payments in excess of the sum of those prescribed by 3b.

4. Ownership Percentage Increase:

Ruby Creek may increase its ownership position from a 70% interest to 75%, reducing Douglas Lake's position to 20% by giving Notice to Douglas Lake and paying $1,000,000 by June 1, 2011.

5. Property Development:

Ruby Creek's budget for its Mining License and development plan is a minimum of $500,000. Ruby Creek's development budget for the following two years after the Mining License has been issued is for a minimum of $5,000,000.

6. Due Diligence:

Due diligence is be deemed to have been completed in connection with the November 7, 2009 Purchase Agreement, except to the extent that Ruby Creek deems it necessary to perform updated procedures because of the passage of time.

Ruby Creek and Douglas Lake
May 19, 2010

  Exclusive Dealing.

a.  Unless Ruby Creek is in breach of this Agreement, and such breach has not been cured within 30 days of Douglas Lake providing Ruby Creek with written notice of such breach, Douglas Lake and any of the directors, officers, employees, representatives or agents of Douglas Lake's shall not, directly or indirectly,

i.  discuss, negotiate, undertake, authorize, recommend, propose or enter into any transaction involving the PLs other than the transactions contemplated by this Agreement;

ii.  facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of any transaction;

iii.  furnish or cause to be furnished, to any person or entity any information concerning the PLs in respect of any transaction, or;

iv.  otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing.

b.  Douglas Lake's will inform Ruby Creek in writing immediately following the receipt by the Douglas Lake or any Douglas Lake representative of any proposal or inquiry with respect to any transaction.

8. Additional Terms and Points:

a.  This Agreement is subject to the laws of the State of New York.

b.  Ruby Creek may assign or transfer any of its holdings with the consent of Douglas Lake's except if Ruby Creek has paid 50% or more of the Purchase Price, then Douglas Lake's consent is not required.

We, the undersigned, agree and acknowledge that we have authority to enter into this Agreement on May 19, 2010:

For Douglas Lake Minerals Inc /s/ Harp Sangha Harp Sangha, CEO and Director	For Ruby Creek Resources, Inc /s/ Robert Slavik Robert Slavik, CEO and Director
/s/ Herm Rai Herm Rai, CFO	/s/ Myron W. Landin Myron W. Landin, CFO